UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ________________________________________________________
FORM SD
Specialized Disclosure Report
  ________________________________________________________
WHIRLPOOL CORPORATION
(Exact name of registrant as specified in its charter)
   ________________________________________________________

Delaware	1-3932	38-1490038
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

2000 North M-63, Benton Harbor, Michigan		49022-2692
(Address of principal executive offices)		(Zip Code)
D. Jeffrey Noel, Corporate Vice President, Communications, telephone: 269-923-0107
(Name and telephone number, including area code, of the person to contact in connection with this report.)

________________________________________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014.

SECTION 1 – CONFLICT MINERALS DISCLOSURE
Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
A copy of Whirlpool Corporation’s Conflict Minerals Report is filed as Exhibit 1.01 hereto and is publicly available at http://www.whirlpoolcorp.com/supplier-code-of-conduct/.
Item 1.02 Exhibit
The Conflict Minerals Report required by this Item 1.02 is filed as Exhibit 1.01 to this report.

SECTION 2 – EXHIBITS
Item 2.01 Exhibits
The following exhibit is filed as part of this report:
Exhibit 1.01 — Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

WHIRLPOOL CORPORATION

By:	/s/ David T. Szczupak	Date: May 29, 2015

Name:	David T. Szczupak
Title:	Executive Vice President, Global Product Organization

EXHIBIT INDEX

Exhibit No.	Document

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.